Exhibit 10.1

RETIREMENT AGREEMENT

This Retirement Agreement (this “Agreement”) is entered by and between John V. Schaefer (“Executive”) and Sportsman’s Warehouse Holdings, Inc. (the “Company”), on this 13th day of March, 2018 (the “Effective Date”).

WHEREAS, Executive is currently the Chief Executive Officer of the Company and a member of the Board of Directors of the Company;

WHEREAS, Executive is a party to that certain Employment Agreement with the Company dated December 10, 2013 (the “Employment Agreement”); and

WHEREAS, the parties desire to enter into this Agreement on the terms and conditions set forth below to, among other items set forth below, provide for Executive’s retirement effective as of the Effective Date.

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Agreement, Executive and the Company agree as follows:

1.    Resignation. Executive irrevocably resigns as an officer, employee, director, manager, fiduciary and in each and every other capacity with the Company and each of its Affiliates (as such term is defined below), as well as with respect to any benefit plan of the Company or any of its Affiliates, effective on the Effective Date. Other than for Executive’s unpaid salary through the Effective Date for the payroll period in which the Effective Date occurs (which will be paid on or promptly following the Effective Date), Executive agrees that he has been paid all compensation and benefits due from the Company and each of its Affiliates (including, but not limited to, salary, bonus, incentive, and other wages), and that all payments due to Executive from the Company or any of its affiliates after the Effective Date shall be determined under this Agreement. Executive agrees that he has submitted and been reimbursed for all reimbursable business expenses. As used in this Agreement: (i) the term “Affiliate” means a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company; (ii) the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a person; and (iii) the term “person” shall be construed broadly and includes, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

2.    Severance Payment. Provided that Executive signs this Agreement and does not revoke it, and complies with all terms of this Agreement, the Company shall pay Executive: (i) an aggregate amount of One Million Four Hundred Fifty Eight Thousand Six Hundred and Seven Dollars ($1,458,607.00), subject to tax withholding and other authorized deductions, with such total amount to be paid in equal installments (each representing the applicable fraction of such total amount) in accordance with the Company’s regular payroll practice over eighteen (18) months following the Effective Date; provided that such severance benefit shall commence on the first regular payroll date following the sixty (60)-day anniversary of the Effective Date, with such first payment to include all amounts accrued but unpaid during such sixty (60)-day period; and (ii) One Hundred and One Thousand Four Hundred Ninety Eight Dollars ($101,498.00), subject to tax withholding and other authorized deductions, with such amount to be paid on the first regular payroll date following the sixty (60)-day anniversary of the Effective Date.

3.    Equity Awards. Pursuant to that certain (i) Restricted Stock Award Agreement by and between Executive and the Company, dated April 16, 2016 (the “Restricted Stock Award Agreement”), Executive was granted 78,400 restricted shares of common stock of the Company, of which 52,267 shares remain unvested (the “Unvested Restricted Shares”), (ii) Performance Restricted Stock Award Agreement by and between Executive and the Company, dated April 16, 2016 (the “Performance Restricted Stock Award Agreement”), Executive was granted a target of 78,400 restricted shares of common stock of the Company, subject to achievement of certain performance metrics, of which 39,200 shares remain unvested (the “Unvested Performance Restricted Shares”), and (iii) Restricted Stock Unit Award Agreement by and between Executive and the Company, dated May 24, 2017 (the “Restricted Stock Unit Award Agreement”), Executive was granted 150,000 restricted stock units, all of which remain unvested (the “Unvested Restricted Stock Units”). As of the Effective Date, the Unvested Restricted Shares, Unvested Performance Restricted Shares and Unvested Restricted Stock Units shall become fully vested and any restrictions, if applicable, shall lapse. Other than as set forth in this Section 3, the equity awards described herein shall, as applicable, remain subject to the terms and conditions of the Restricted Stock Award Agreement, the Performance Restricted Stock Award Agreement, the Restricted Stock Unit Award Agreement, or any plan or other agreements.

4.    COBRA Benefits. As of April 1, 2018, Executive shall have the option to convert and continue coverage for Executive and Executive’s eligible dependents under the Company’s group health and dental insurance plans, as may be required by law under COBRA. Provided that Executive makes a timely election to continue such coverage for COBRA benefits, the Company shall pay or reimburse Executive for the premium costs associated with such COBRA benefits until the earlier of (i) the last day of September 2019, (ii) Executive’s death, (iii) the date Executive becomes eligible for coverage under the health plan of another employer, or (iv) the date the Company ceases to offer group medical coverage to its active executive. To the extent Executive elects COBRA coverage, Executive shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company has in place.

5.    Release of Claims. Executive, on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby fully and forever releases the Company, its divisions, subsidiaries, parents, or Affiliates, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from, and agrees not to sue concerning, or in any manner institute, prosecute or pursue, or cause to be instituted, prosecuted, or pursued, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any acts or omissions that have occurred up until and including the date and time that Executive signs the Agreement (collectively, “Claims”), including, without limitation, (a) any and all Claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship; (b) any and all Claims for violation of any federal, state or municipal law, constitution, regulation, ordinance or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the federal Family Medical Leave Act; and all amendments to each such law; (c) any and all Claims for any wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied (including, but not limited to, Claims arising out of the Employment Agreement); breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; personal injury; invasion of privacy; false imprisonment; and conversion; (d) any and all Claims for wages, benefits, severance, vacation, bonuses, commissions, equity, expense reimbursements, or other compensation or benefits; and (e) any and all Claims for attorneys’ fees, costs and/or penalties; provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) this Agreement; (2) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or Affiliate) with respect to any loss, damages or expenses (including, but not limited to, attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or Affiliates; (3) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or Affiliate) directors and officers liability insurance policy; (4) any rights to continued medical and dental coverage that Executive may have under COBRA; or (5) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Executive does waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive’s behalf arising out of any claim released pursuant to this Agreement. For clarity, and as required by law, such waiver does not prevent Executive from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

6.    Waiver of Unknown Claims. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

7.    ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive further expressly acknowledges and agrees that:

(a)    In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before executing this Agreement;

(b)    He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c)    He was given a copy of this Agreement on March 13, 2018, and informed that he had twenty-one (21) days within which to consider this Agreement and that if he wished to execute this Agreement prior to the expiration of such 21-day period he will have done so voluntarily and with full knowledge that he is waiving his right to have twenty-one (21) days to consider this Agreement; and that such twenty-one (21) day period to consider this Agreement would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Agreement in such twenty-one (21) day period after he received it;

(d)    He was informed that he had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises this revocation right, neither the Company nor Executive will have any obligation under this Agreement. Any notice of revocation should be sent by Executive in writing to the Company (attention Chief Executive Officer), 7085 South High Tech Drive, Midvale, Utah 84047, so that it is received within the seven-day period following execution of this Agreement by Executive.

(e)    Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

8.    No Transferred Claims. Executive warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

9.    Restrictive Covenants. Executive shall, and Executive hereby acknowledges that he will, comply with his continuing obligations to the Company under the terms of (i) the restrictive covenants described in Section 4 of the Employment Agreement and the last sentence of Section 3.7.4 of the Employment Agreement, (ii) Exhibit B of the Restricted Stock Award Agreement, (iii) Exhibit C of the Performance Restricted Stock Award Agreement, (iv) Exhibit A of the Restricted Stock Unit Agreement, and (v) any other restrictive covenant agreements Executive is a party to with the Company or any of its Affiliates ((i), (ii), (iii), (iv) and (v) collectively shall be referred to herein as the “Restrictive Covenant Agreements”). The Restrictive Covenant Agreements shall survive the termination of Executive’s employment with the Company.

10.    Return of Property. Executive represents and covenants that he has returned to the Company (a) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized electronic information, that refer, relate or otherwise pertain to the Company or any of its Affiliates that were in Executive’s possession, subject to Executive’s control or held by Executive for others; and (b) all property or equipment that Executive has been issued by the Company or any of its Affiliates during the course of his employment or property or equipment that Executive otherwise possessed. Executive represents that he has destroyed the electronic office entry key and American Express card issued by the Company in his possession and that he has no Company tablets, smartphones or other devices belonging to the Company. ), However, (i) Executive shall be permitted to retain the home computer provided by the Company that is currently in Executive’s possession, and (ii) Executive will reasonably cooperate with the Company for the return, at the Company’s request and expense, of the displays and telephone equipment currently in Executive’s possession. Executive acknowledges that he is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any property or equipment of the Company of any of its Affiliates. Executive further agrees that Executive will immediately forward to the Company (and thereafter destroy any electronic copies thereof) any business information relating to the Company or any of its Affiliates that has been or is inadvertently directed to Executive following the Effective Date.

11.    Arbitration. Any dispute or claim between Executive and the Company, whether arising in contract, tort, common law, or statute, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of this Agreement or any other agreement between Executive and the Company, including (without limitation) any state or federal statutory claims, shall be submitted to arbitration in Salt Lake City in accordance with Section 5.4 of the Employment Agreement.

12.    Miscellaneous.

(a)    Successors.

•	This Agreement is personal to Executive and shall not be assignable by Executive.

•	This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires ownership of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

(b)    Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be binding unless in writing and signed by the party asserted to have granted such waiver.

(c)    Modification. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

(d)    Complete Agreement. This Agreement, together with the Restrictive Covenant Agreements, constitutes and contains the entire agreement and final understanding concerning Executive’s relationship with the Company and its Affiliates and the other subject matters addressed herein and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. Any representation, promise or agreement not specifically included in this Agreement or in the Restrictive Covenant Agreements shall not be binding upon or enforceable against either party. The Executive is not relying on any representation of the Company or any of the Releasees except as expressly set forth in this Agreement or in the Restrictive Covenant Agreements. This Agreement, together with the Restrictive Covenant Agreements, constitutes an integrated agreement. For clarity, the benefits set forth in Sections 2, 3 and 4 of this Agreement are in full satisfaction of Executive’s right to severance benefits pursuant to Section 3.7.3 of the Employment Agreement.

(e)    Severability. In the event that any portion of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such portion to other persons or circumstances will be interpreted so as reasonable to effect the intent of the parties hereto.

(f)    Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of Utah, and, except for Section 11, which shall be governed by the Federal Arbitration Act (both substantively and procedurally), the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Utah without regard to principles of conflict of laws.

(g)    Cooperation in Drafting. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.

(h)    Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.

(i)    No Wrongdoing. This Agreement constitutes a compromise and settlement of any and all potential disputed claims. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

(j)    Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. The parties acknowledge that (a) they have read this Agreement; (b) they have had the opportunity to seek legal counsel of their own choice; (c) they understand the terms and consequences of this Agreement and of the releases it contains; and (d) they are fully aware of the legal and binding effect of this Agreement.

(k)    Supplementary Documents. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

(l)    Headings; Construction. The section and paragraph headings and titles contained in this Agreement are inserted for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders and the neutral. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

(m)    Taxes. Except for amounts withheld by the Company, Executive shall be solely responsible for any taxes due as a result of any payments or benefits provided for in this Agreement.

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I have read the foregoing Retirement Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

EXECUTED this 13th day of March 2018, at Salt Lake City County, Utah.

“Executive”

/s/ John V. Schaefer
John V. Schaefer

EXECUTED this 13th day of March 2018, at Salt Lake City County, Utah.

“Company”

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

/s/ Kevan P. Talbot
By:	Kevan P. Talbot
Its:	Secretary

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